Exhibit 10.1

Variable Interest Entity

Purchase Agreement

Between

Nocera, Inc.

(a Nevada corporation, Nasdaq: NCRA)

And

Chien-Hua Tseng (曾健驊)

(ID No.: A124266387)

Parties

This VARIABLE INTEREST ENTITY PURCHASE AGREEMENT (Agreement), dated July 28, 2026 , is made by and between Nocera, Inc., a Nevada corporation (Nasdaq: NCRA) (“Purchaser”) and Chien-Hua Tseng (曾健驊), ID No.: A124266387 (“Seller”), being the registered and legal holder of thirty percent (30%) of the equity interest of QMAX Technology CO., LTD. (晶旺科技股份有限公司), a company duly registered in Taiwan (R.O.C) with Unified Business No. 42571157, located at 4th Floor-5, No. 496, Bannan Road, Zhonghe District, New Taipei City, Taiwan (R.O.C) (the “Domestic Company”).

For purposes of this Agreement, “VIE Agreements” means, collectively, (a) the Voting Rights Proxy Agreement (including the Power of Attorney at Appendix 1 thereto), (b) the Equity Pledge Agreement, (c) the Exclusive Call Option Agreement, and (d) the Exclusive Business Cooperation Agreement, in each case entered into among the Purchaser, the Seller and/or the Domestic Company concurrently with this Agreement, pursuant to which the Purchaser obtains, without acquiring registered legal title to the equity interest of the Domestic Company, the voting control, pledge security, call option, and economic and operational control rights described therein (collectively, the “Controlling Interest”). The Seller shall at all times remain the registered and legal owner of the thirty percent (30%) equity interest of the Domestic Company; no transfer of registered legal title to such equity interest is effected by this Agreement.

In consideration of the mutual promises and covenants in this Agreement, the Parties agree to the Purchase of the Controlling Interest of a Variable Interest Entity (and not a transfer of registered legal title to the underlying equity interest) and the Terms and Conditions as set forth below.

Purchase

The Purchaser shall purchase from the Seller the Controlling Interest with respect to the Seller’s thirty percent (30%) equity interest of QMAX Technology CO., LTD. (晶旺科技股份有限公司), Unified Business No. 42571157, located at 4th Floor-5, No. 496, Bannan Road, Zhonghe District, New Taipei City, Taiwan (R.O.C) , such Controlling Interest to be established and evidenced by the VIE Agreements. For the avoidance of doubt, this Agreement does not effect, and shall not be construed to effect, any transfer of registered legal title to the Seller’s equity interest in the Domestic Company; such registered legal title shall remain with the Seller, subject only to the pledge created in favor of the Purchaser under the Equity Pledge Agreement.

Terms And Conditions

1.	Purchase Price

The purchase price of the Controlling Interest with respect to the thirty percent (30%) equity interest of the Domestic Company shall consist of 300,000 shares of restricted common stock of the Purchaser, par value $0.001 per share (the “Consideration Shares”), valued at the closing price per share of the Purchaser’s common stock as quoted on the Nasdaq Capital Market on the first (1st) Trading Day immediately preceding the Effective Date (the “Reference Price”). For purposes of this Agreement, “Trading Day” means a day on which the Nasdaq Capital Market is open for regular trading. Based on the Reference Price of $1.36 per share, the aggregate purchase price shall be $408,000 (the “Purchase Price”), to be satisfied entirely through the issuance of the Consideration Shares, with no cash consideration payable by the Purchaser.

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2.	Payment

Upon the Effective Date, Purchaser shall issue and deliver the Consideration Shares to Seller in full and complete satisfaction of the Purchase Price. Purchaser shall instruct its transfer agent to issue a stock certificate or book-entry statement representing the Consideration Shares in the name of Seller within ten (10) business days following the Effective Date, subject to Seller's delivery of customary investor questionnaires and representations required under applicable U.S. securities laws for issuances made in reliance on Regulation S and/or Section 4(a)(2) of the Securities Act of 1933, as amended. The Consideration Shares shall bear a restrictive legend and shall be subject to a lock-up/leak-out arrangement to be agreed upon by the Parties.

3.	Effective Date

The Effective Date of this Agreement shall be the date of signing by both Parties, i.e. July 28, 2026. (the “Effective Date”).

4.	Delivery

At the Effective Date, the Seller shall deliver to the Purchaser (i) the duly executed VIE Agreements (including the Power of Attorney at Appendix 1 to the Voting Rights Proxy Agreement), each representing and evidencing the Controlling Interest purchased by the Purchaser, (ii) the related legal opinion(s) confirming the due execution, validity and enforceability of the VIE Agreements under the laws of Taiwan (R.O.C), and (iii) such other corporate resolutions, shareholder registers, and governmental approvals as may be reasonably required to give full effect to this Agreement and the VIE Agreements. For the avoidance of doubt, no stock certificate or other instrument evidencing registered legal title to the equity interest of the Domestic Company shall be delivered to, or registered in the name of, the Purchaser under this Agreement or the VIE Agreements.

5.	Warranty of the Seller

The Seller represents and warrants to the Purchaser as follows: (a) the Seller is the sole registered and legal owner of the thirty percent (30%) equity interest of the Domestic Company, free and clear of any pledge, lien, encumbrance or third-party right, other than the pledge to be created in favor of the Purchaser under the Equity Pledge Agreement; (b) the Seller has full right, power and authority to enter into this Agreement and the VIE Agreements and to grant the Controlling Interest to the Purchaser thereunder; (c) the Domestic Company is duly organized, validly existing, and in good standing under the laws of Taiwan (R.O.C.), and has all requisite corporate power and authority to own its properties and conduct its business as presently conducted; (d) the equity interest of the Domestic Company is not subject to any outstanding options, warrants, convertible securities, rights of first refusal, preemptive rights, or other rights to purchase or acquire such equity interest, other than as created by the VIE Agreements; (e) there is no material litigation, arbitration, or administrative proceeding pending or, to the Seller’s knowledge, threatened against the Seller or the Domestic Company that would reasonably be expected to have a material adverse effect on the Domestic Company or on the ability of the Seller to perform this Agreement or the VIE Agreements; (f) the Domestic Company has been in compliance with all applicable laws, rules, and regulations in all material respects, including without limitation the Company Act of Taiwan (R.O.C.) and all applicable tax, labor, and environmental laws; (g) the execution, delivery, and performance of this Agreement and the VIE Agreements by the Seller will not (i) violate, conflict with, or result in a breach of any provision of the articles of incorporation or bylaws of the Domestic Company, (ii) violate or conflict with any law, rule, regulation, order, or decree applicable to the Seller or the Domestic Company, or (iii) result in a breach of, or constitute a default under, any contract, agreement, or obligation binding on the Seller or the Domestic Company; and (h) all consents, approvals, authorizations, and filings required from any governmental authority or third party in connection with the execution, delivery, and performance of this Agreement and the VIE Agreements have been obtained or will be obtained prior to the Effective Date.

6.	Warranty of the Purchaser

The Purchaser represents and warrants to the Seller as follows: (a) the Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada, United States of America; (b) the Purchaser has full corporate power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement and the performance of the Purchaser’s obligations hereunder have been duly authorized by all necessary corporate action; (c) the Consideration Shares, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable, and free and clear of all liens, encumbrances, and restrictions, other than restrictions arising under applicable securities laws and the lock-up/leak-out arrangement referenced herein; and (d) the Purchaser’s common stock is listed on the Nasdaq Capital Market under the ticker symbol “NCRA,” and the Purchaser is in compliance in all material respects with the applicable listing standards of the Nasdaq Capital Market.

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7.	Indemnification

The Seller shall indemnify, defend, and hold harmless the Purchaser and its officers, directors, employees, agents, and affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or resulting from any breach of any representation or warranty of the Seller contained in Section 5 of this Agreement. The Purchaser shall indemnify, defend, and hold harmless the Seller (the “Seller Indemnified Parties”) from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or resulting from any breach of any representation or warranty of the Purchaser contained in Section 6 of this Agreement. The representations and warranties of the Parties set forth in Sections 5 and 6 of this Agreement shall survive the Effective Date for a period of eighteen (18) months. No claim for indemnification under this Section may be brought after the expiration of such eighteen (18)-month survival period, except with respect to claims for which written notice has been given to the indemnifying Party prior to such expiration.

8.	Termination

This Agreement may be terminated at any time prior to the Effective Date by either Party, upon written notice to the other Party, if the other Party has materially breached any representation, warranty, or covenant contained in this Agreement and such breach has not been cured within ten (10) business days after written notice of such breach is delivered to the breaching Party; by either Party, upon written notice to the other Party, if any governmental authority of competent jurisdiction shall have issued a final, non-appealable order, decree, or ruling permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or by either Party, upon written notice to the other Party, if the Effective Date has not occurred on or before August 31, 2026 (the “Outside Date”); provided, however, that the right to terminate under this clause (c) shall not be available to any Party whose breach of this Agreement has been the principal cause of the failure of the Effective Date to occur by the Outside Date. In the event of termination of this Agreement pursuant to this Section, this Agreement shall become void and have no further force or effect, and no Party shall have any liability to the other Party, except that (i) the provisions of this Section, Section 7 (Indemnification), and Section 9 (Governing Law) shall survive any such termination, and (ii) nothing herein shall relieve any Party from liability for any willful breach of this Agreement prior to such termination.

9.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Taiwan (R.O.C.), without regard to its conflict of laws principles. Any dispute, controversy, or claim arising out of or in connection with this Agreement, or the breach, termination, or invalidity thereof, shall be settled by arbitration in Taipei, Taiwan (R.O.C.), administered by the Chinese Arbitration Association, Taipei (CAA), in accordance with the CAA Arbitration Rules then in effect. The arbitral tribunal shall consist of three (3) arbitrators. Each Party shall appoint one (1) arbitrator, and the two party-appointed arbitrators shall jointly select the third arbitrator, who shall serve as the presiding arbitrator. If the two party-appointed arbitrators fail to agree on the presiding arbitrator within thirty (30) days after the appointment of the second arbitrator, the presiding arbitrator shall be appointed by the CAA. The language of the arbitration shall be English. The arbitral award shall be final and binding upon the Parties, and judgment upon the award may be entered in any court having jurisdiction thereof.

10.	Miscellaneous

All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given when delivered personally, sent by internationally recognized overnight courier, or sent by email (with confirmation of receipt), addressed as follows: If to the Purchaser: Nocera, Inc., 3F, No. 285, Sec. 2, TiDing Blvd., Neihu District, Taipei City 114, Taiwan (R.O.C.), Attention: Chief Executive Officer, Email: [*] If to the Seller: Chien-Hua Tseng, [Address], [Email] or to such other address as either Party may designate in writing from time to time in accordance with this Section.

Entire Agreement. This Agreement, together with the VIE Agreements and all exhibits and schedules hereto and thereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, warranties, commitments, offers, contracts, and understandings, whether written or oral, relating to such subject matter.

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Amendment. This Agreement may not be amended, modified, or supplemented except by a written instrument signed by both Parties.

Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under applicable law, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein, provided that the remaining provisions, taken as a whole, still fairly reflect the intentions of the Parties.

Counterparts; Language. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original. This Agreement is executed in both Chinese and English. In the event of any conflict or inconsistency between the Chinese version and the English version, the English version shall prevail.

Further Assurances. Each Party shall execute and deliver such additional documents, instruments, and agreements, and take such further actions, as may be reasonably necessary or appropriate to carry out the purposes and intent of this Agreement and the VIE Agreements.

Purchaser: Nocera, Inc.	Seller: Chien-Hua Tseng

Signature:_______________________	Signature:_______________________

Date:___________________________	Date:___________________________

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